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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the following Registration Statements:

  (1)
  Registration Statements (Forms S-8 Nos. 333-191992, 333-203097 and 333-205206) pertaining to the 2013 Stock Incentive Plan, 2008 Stock Plan and Employee Stock Purchase Plan of Veracyte, Inc., and

  (2)
  Registration Statements (Forms S-3 Nos. 333-204368 and 333-205204);

of our report dated March 14, 2016, with respect to the financial statements of Veracyte, Inc. included in this Annual Report (Form 10-K) of Veracyte, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Redwood City, California
March 14, 2016

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  Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM